Boise Cascade	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - John Sahlberg 208 384 6451

For Immediate Release: May 4, 2018
Boise Cascade Company Reports 2018 First Quarter Net Income of $37.1 Million on Sales of $1.2 Billion

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported net income of $37.1 million, or $0.94 per share, on sales of $1.2 billion for the first quarter ended March 31, 2018.

First Quarter 2018 Highlights

	1Q 2018	1Q 2017	% change

	(in thousands, except per-share data and percentages)

Consolidated Results
Sales	$1,182,841	$974,443	21%
Net income	37,050	10,020	270%
Net income per common share - diluted	0.94	0.26	262%
Adjusted EBITDA [1]	73,408	40,466	81%

Segment Results
Wood Products sales	$397,991	$325,657	22%
Wood Products income	26,121	7,388	254%
Wood Products EBITDA [1]	43,665	22,539	94%

Building Materials Distribution sales	992,381	815,683	22%
Building Materials Distribution income	32,388	19,965	62%
Building Materials Distribution EBITDA [1]	36,560	23,691	54%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

In the first quarter 2018, total U.S. housing starts increased 8% compared to the same period last year. Single-family starts, which are the primary demand driver of our sales, increased 7% and multi-family starts increased 10% in the first quarter 2018.

“Both of our businesses reported very strong results for the first quarter. While strong commodity prices provided notable tailwinds to our financial results, both businesses executed well to capture opportunities within the marketplace during the quarter,” commented Tom Corrick, CEO. “I’m also very pleased that we completed the acquisition of Lumberman’s Wholesale Distributors in Nashville, Tennessee, in late April. Lumberman’s enjoys an excellent reputation in the Nashville market and this acquisition represents an important step in our distribution group’s ongoing process to fill in underserved markets across the United States.”

Wood Products

Wood Products sales, including sales to Building Materials Distribution (BMD), increased $72.3 million, or 22%, to $398.0 million for the three months ended March 31, 2018, from $325.7 million for the three months ended March 31, 2017. The increase in sales was driven primarily by higher sales prices for plywood, I-joists, and LVL (I-joists and LVL are collectively referred to as EWP). Sales prices for lumber also increased compared to the prior period. In addition, increases in plywood, EWP, and lumber sales volumes contributed to improved sales.

Wood Products segment income increased $18.7 million to $26.1 million for the three months ended March 31, 2018, from $7.4 million for the three months ended March 31, 2017. The improvement in segment income was due primarily to higher sales prices of plywood, EWP, and lumber. These improvements were offset partially by higher log costs, as well as oriented strand board (OSB) costs used in the manufacture of I-joists. In addition, depreciation and amortization expense increased $2.4 million compared to the prior year quarter.

Comparative average net selling prices and sales volume changes for EWP, plywood, and lumber are as follows:

	1Q 2018 vs. 1Q 2017	1Q 2018 vs. 4Q 2017

Average Net Selling Prices
LVL	4%	4%
I-joists	6%	5%
Plywood	26%	6%
Lumber	10%	—%
Sales Volumes
LVL	6%	20%
I-joists	2%	19%
Plywood	7%	4%
Lumber	13%	12%

Building Materials Distribution

BMD's sales increased $176.7 million, or 22%, to $992.4 million for the three months ended March 31, 2018, from $815.7 million for the three months ended March 31, 2017. Compared with the same quarter in the prior year, the overall increase in sales was driven by sales price and sales volume increases of 14% and 8%, respectively. By product line, commodity sales increased 29%, general line product sales increased 14%, and sales of EWP (substantially all of which is sourced through our Wood Products segment) increased 16%.

BMD segment income increased $12.4 million to $32.4 million for the three months ended March 31, 2018, from $20.0 million in the comparative prior year quarter, driven primarily by a higher gross margin of $23.1 million generated from a sales increase of 22%. The increase in gross margin was offset partially by higher selling and distribution expenses.

On April 25, 2018, BMD completed the acquisition of Lumberman's Wholesale Distributors, which operates a single location wholesale distribution business in Nashville, Tennessee. In addition, BMD recently announced the acquisition of Norman Distribution in Medford, Oregon and expects to complete the transaction late in the second quarter of 2018.

Income Taxes

On December 22, 2017, the Tax Cuts and Jobs Act was enacted by the U.S. government. The most significant impact to our financial statements is the reduction of the corporate federal income tax rate from 35% to 21%. For the three months ended March 31, 2018 and 2017, we recorded $9.8 million and $5.1 million, respectively, of income tax expense and had an effective rate of 20.9% and 33.6%, respectively.

Balance Sheet

Boise Cascade ended 2018 with $134.7 million of cash and cash equivalents and $395.3 million of undrawn committed bank line availability, for total available liquidity of $530.0 million. The Company had $438.6 million of outstanding debt at March 31, 2018.

On May 3, 2018, our board of directors declared a dividend of $0.07 per share of its common stock, payable on June 15, 2018, to stockholders of record on June 1, 2018.

On April 25, 2018, Boise Cascade transferred $151.8 million of its pension plan assets to The Prudential Insurance Company of America (Prudential) for the purchase of a group annuity contract. Under the arrangement, Prudential will assume ongoing responsibility of administration and benefit payments for approximately one-third of Boise Cascade’s U.S. qualified pension plan projected benefit obligations. As a result of the transaction, the Company expects to recognize a non-cash pension settlement charge of approximately $12 million before tax in the second quarter of 2018.

Outlook

As in recent years, we expect to continue to experience modest demand growth for the products we manufacture and distribute in 2018, with seasonally stronger sales volumes in the second and third quarters. The April 2018 Blue Chip consensus forecast for 2018 reflects 1.29 million total U.S. housing starts, an 8% expected increase from 2017 levels. We remain optimistic that the improvement in demand for our products will continue as household formation rates and residential construction continue to recover. Future commodity product pricing and commodity input costs could be volatile in response to industry operating rates, net import and export activity, the North American softwood lumber trade dispute, transportation constraints or disruptions, inventory levels in various distribution channels, and seasonal demand patterns. Furthermore, commodity product pricing is currently above historical levels. As a wholesale distributor of a broad mix of commodity products and a manufacturer of certain commodity products, we have sales and profitability exposure to declines in commodity product prices.

We have successfully grown revenues and earnings in our distribution business as residential construction has recovered in the U.S. over the last several years. As we consider potential acquisitions, much of our activity is focused on adding to our distribution capabilities.

We expect our capital spending, excluding acquisitions, to be $75-$85 million during 2018.

About Boise Cascade

Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call on Friday, May 4, at 11 a.m. Eastern, to review the Company's first quarter results.

You can join the webcast through the Company's website by going to www.bc.com and clicking on the Event Calendar link under the Investor Relations heading. Please go to the website at least 15 minutes before the start of the webcast to register. To join the conference call, dial 844-795-4410 (international callers should dial 661-378-9637), participant passcode 7897351, at least 10 minutes before the start of the call.

The archived webcast will be available in the Investor Relations section of the Company's website. A replay of the conference call will be available from Friday, May 4, at 2 p.m. Eastern through Friday, May 11, at 11 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers, and the passcode will be 7897351.

Basis of Presentation

We refer to the terms EBITDA and Adjusted EBITDA in this earnings release as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States ("GAAP"). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt.

We believe EBITDA and Adjusted EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA and Adjusted EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA and Adjusted EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income or segment income (loss) have limitations as analytical tools, including the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, commodity input costs, the effect of general economic conditions, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data)

	Three Months Ended
	March 31		December 31, 2017
	2018	2017

Sales	$1,182,841	$974,443	$1,091,965

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,009,778	846,759	946,864
Depreciation and amortization	22,111	19,344	21,748
Selling and distribution expenses	83,356	73,679	83,711
General and administrative expenses	15,886	13,571	17,439
Other (income) expense, net	(94)	(35)	512
	1,131,037	953,318	1,070,274

Income from operations	51,804	21,125	21,691

Foreign currency exchange gain (loss)	(263)	28	589
Pension expense (excluding service costs)	(244)	(31)	(89)
Interest expense	(6,362)	(6,364)	(6,220)
Interest income	264	33	293
Change in fair value of interest rate swaps	1,641	295	1,000
	(4,964)	(6,039)	(4,427)

Income before income taxes	46,840	15,086	17,264
Income tax (provision) benefit	(9,790)	(5,066)	1,858
Net income	$37,050	$10,020	$19,122

Weighted average common shares outstanding:
Basic	38,778	38,500	38,688
Diluted	39,396	38,901	39,351

Net income per common share:
Basic	$0.96	$0.26	$0.49
Diluted	$0.94	$0.26	$0.49

See accompanying summary notes to consolidated financial statements and segment information.

Wood Products Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended
	March 31		December 31, 2017
	2018	2017

Segment sales	$397,991	$325,657	$330,906

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	342,559	292,460	293,780
Depreciation and amortization	17,544	15,151	17,363
Selling and distribution expenses	8,113	7,736	8,381
General and administrative expenses	3,692	2,870	3,991
Other (income) expense, net	(38)	52	572
	371,870	318,269	324,087

Segment income	$26,121	$7,388	$6,819

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	86.1%	89.8%	88.8%
Depreciation and amortization	4.4%	4.7%	5.2%
Selling and distribution expenses	2.0%	2.4%	2.5%
General and administrative expenses	0.9%	0.9%	1.2%
Other (income) expense, net	—%	—%	0.2%
	93.4%	97.7%	97.9%

Segment income	6.6%	2.3%	2.1%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended
	March 31		December 31, 2017
	2018	2017

Segment sales	$992,381	$815,683	$931,775

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	874,859	721,299	823,645
Depreciation and amortization	4,172	3,726	4,012
Selling and distribution expenses	75,181	65,848	75,234
General and administrative expenses	5,830	4,994	6,039
Other (income) expense, net	(49)	(149)	(62)
	959,993	795,718	908,868

Segment income	$32,388	$19,965	$22,907

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	88.2%	88.4%	88.4%
Depreciation and amortization	0.4%	0.5%	0.4%
Selling and distribution expenses	7.6%	8.1%	8.1%
General and administrative expenses	0.6%	0.6%	0.6%
Other (income) expense, net	—%	—%	—%
	96.7%	97.6%	97.5%

Segment income	3.3%	2.4%	2.5%

Segment Information
(in thousands)

	Three Months Ended
	March 31		December 31, 2017
	2018	2017
Segment sales
Wood Products	$397,991	$325,657	$330,906
Building Materials Distribution	992,381	815,683	931,775
Intersegment eliminations and other	(207,531)	(166,897)	(170,716)
Total net sales	$1,182,841	$974,443	$1,091,965

Segment income
Wood Products	$26,121	$7,388	$6,819
Building Materials Distribution	32,388	19,965	22,907
Total segment income	58,509	27,353	29,726
Unallocated corporate	(6,705)	(6,228)	(8,035)
Income from operations	$51,804	$21,125	$21,691

Segment EBITDA (a)
Wood Products	$43,665	$22,539	$24,182
Building Materials Distribution	36,560	23,691	26,919

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands)

	March 31, 2018	December 31, 2017
ASSETS

Current
Cash and cash equivalents	$134,684	$177,140
Receivables
Trade, less allowances of $1,275 and $945	339,299	246,452
Related parties	428	345
Other	9,310	9,380
Inventories	538,723	476,673
Prepaid expenses and other	10,616	22,582
Total current assets	1,033,060	932,572

Property and equipment, net	568,254	565,792
Timber deposits	12,708	13,503
Goodwill	55,433	55,433
Intangible assets, net	14,881	15,066
Deferred income taxes	8,677	9,064
Other assets	15,839	15,763
Total assets	$1,708,852	$1,607,193

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data)

	March 31, 2018	December 31, 2017
LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$312,882	$233,562
Related parties	1,376	1,225
Accrued liabilities
Compensation and benefits	52,755	84,246
Interest payable	1,837	6,742
Other	63,780	55,786
Total current liabilities	432,630	381,561

Debt
Long-term debt	438,591	438,312

Other
Compensation and benefits	77,268	75,439
Deferred income taxes	17,629	16,454
Other long-term liabilities	35,682	20,878
	130,579	112,771

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 44,040 and 43,748 shares issued, respectively	440	437
Treasury stock, 5,167 shares at cost	(133,979)	(133,979)
Additional paid-in capital	521,180	523,550
Accumulated other comprehensive loss	(76,089)	(76,702)
Retained earnings	395,500	361,243
Total stockholders' equity	707,052	674,549
Total liabilities and stockholders' equity	$1,708,852	$1,607,193

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31
	2018	2017
Cash provided by (used for) operations
Net income	$37,050	$10,020
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	22,595	19,825
Stock-based compensation	2,286	2,002
Pension expense	449	332
Deferred income taxes	1,125	1,282
Change in fair value of interest rate swaps	(1,641)	(295)
Other	(96)	(16)
Decrease (increase) in working capital
Receivables	(91,252)	(90,512)
Inventories	(62,050)	(48,915)
Prepaid expenses and other	(1,949)	(1,876)
Accounts payable and accrued liabilities	48,571	65,943
Pension contributions	(517)	(630)
Income taxes payable	20,751	3,358
Other	2,919	(1,604)
Net cash used for operations	(21,759)	(41,086)

Cash provided by (used for) investment
Expenditures for property and equipment	(13,272)	(17,002)
Proceeds from sales of assets and other	93	652
Net cash used for investment	(13,179)	(16,350)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	2,800	149,600
Payments of long-term debt, including revolving credit facility	(2,800)	(149,600)
Tax withholding payments on stock-based awards	(5,117)	(2,884)
Dividends paid on common stock	(2,758)	—
Proceeds from exercise of stock options	464	—
Other	(107)	(89)
Net cash used for financing	(7,518)	(2,973)

Net decrease in cash and cash equivalents	(42,456)	(60,409)

Balance at beginning of the period	177,140	103,978

Balance at end of the period	$134,684	$43,569

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.

(a)
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt. The following table reconciles net income to EBITDA and Adjusted EBITDA for the three months ended March 31, 2018 and 2017, and December 31, 2017:

	Three Months Ended
	March 31		December 31, 2017
	2018	2017
	(in thousands)
Net income	$37,050	$10,020	$19,122
Interest expense	6,362	6,364	6,220
Interest income	(264)	(33)	(293)
Income tax provision (benefit)	9,790	5,066	(1,858)
Depreciation and amortization	22,111	19,344	21,748
EBITDA	75,049	40,761	44,939
Change in fair value of interest rate swaps	(1,641)	(295)	(1,000)
Adjusted EBITDA	$73,408	$40,466	$43,939

The following table reconciles segment income and unallocated corporate costs to EBITDA and adjusted EBITDA for the three months ended March 31, 2018 and 2017, and December 31, 2017:

	Three Months Ended
	March 31		December 31, 2017
	2018	2017

	(in thousands)
Wood Products
Segment income	$26,121	$7,388	$6,819
Depreciation and amortization	17,544	15,151	17,363
EBITDA	$43,665	$22,539	$24,182

Building Materials Distribution
Segment income	$32,388	$19,965	$22,907
Depreciation and amortization	4,172	3,726	4,012
EBITDA	$36,560	$23,691	$26,919

Corporate
Unallocated corporate expenses	$(6,705)	$(6,228)	$(8,035)
Foreign currency exchange gain (loss)	(263)	28	589
Pension expense (excluding service costs)	(244)	(31)	(89)
Change in fair value of interest rate swaps	1,641	295	1,000
Depreciation and amortization	395	467	373
EBITDA	(5,176)	(5,469)	(6,162)
Change in fair value of interest rate swaps	(1,641)	(295)	(1,000)
Corporate adjusted EBITDA	$(6,817)	$(5,764)	$(7,162)

Total company adjusted EBITDA	$73,408	$40,466	$43,939